Exhibit 107

Calculation of Filing Fee Tables

FORM SC TO-I/A
(Form Type)

Barings Private Credit Corporation
(Name of Issuer)

Barings Private Credit Corporation
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$0.00 (1)	0.0001102	$0.00 (1)
Fees Previously Paid	$54,101,110 (2)		$5,961.95 (3)
Total Transaction Valuation	$0.00 (1)		$0.00 (1)
Total Fees Due for Filing			$0.00 (1)
Total Fees Previously Paid			$5,961.95 (3)
Total Fee Offsets			N/A
Net Fee Due			$(5,961.95)

(1) No shares of common stock (“Shares”), par value $0.001 per share, of Barings Private Credit Corporation (the “Company”) were tendered by the Company’s stockholders in connection with the tender offer and, as a result, the Company has accepted no Shares for purchase pursuant to the tender offer.

(2) Calculated as the aggregate maximum purchase price for Shares, based upon the net asset value per Share as of October 31, 2022, of $20.81. This amount is based upon the offer to purchase up to 2,599,765 Shares. The fee of $5,961.95 was paid in connection with the filing of the Schedule TO-I by the Company (File No. 005-92837) on December 1, 2022.

(3) Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2023.